UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2018 (December 17, 2018)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland		Not Applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 011-41-22-716-9800

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On December 17, 2018, Quotient Limited’s (“we,” “us,” “our” and the “Company”) wholly-owned subsidiary Alba Bioscience Limited (“Alba”) entered into a supply agreement (the “Supply Agreement”) with Ortho-Clinical Diagnostics, Inc. (“Ortho”), pursuant to which we develop and sell to Ortho certain reagent products, including a range of rare antisera products. The Supply Agreement is effective as of January 1, 2017, and governs our development and supply relationship with Ortho, including terms relating to price, quality, exclusivity and territory, with respect to these products. In addition, pursuant to the Supply Agreement, we continue to be entitled to receive milestone payments in the aggregate of $1.5 million upon the submissions and Federal Drug Administration (“FDA”) approvals of the rare antisera products for use on Ortho’s automation platforms. The initial term, which may be extended at Ortho’s option for three additional years, is through January 1, 2027. The Supply Agreement replaces in its entirety the Umbrella Supply Agreement, dated December 1, 2004, between Alba Bioscience, a division of the Scottish National Blood Transfusion Service, predecessor to Alba, acting on behalf of The Common Services Agency, and Ortho (the “Umbrella Supply Agreement”). The Supply Agreement can be terminated by Ortho without cause upon 12 months’ prior written notice. The Supply Agreement contains representations, warranties, and indemnities that are customary for agreements of this type.

In January 2015, QBD (QS IP) and Quotient Suisse SA, both wholly-owned subsidiaries of the Company, entered into a supply and distribution agreement with Ortho related to the commercialization and distribution of certain MosaiQ products. Under the terms of this agreement, we are entitled to receive milestone payments upon CE-mark and FDA approval, as well as upon the first commercial sale of the relevant MosaiQ products by Ortho within the European Union, United States and within any country outside of these two regions. In addition, in January 2015, we issued 7% Cumulative Redeemable Preference shares to Ortho-Clinical Diagnostics Finco S.Á.R.L., an affiliate of Ortho, at a subscription price of $22.50 per share.

Item 1.02.	Termination of a Material Definitive Agreement.

On December 17, 2018, Alba and Ortho entered into the Supply Agreement, which terminated and replaced in its entirety the Umbrella Supply Agreement, effective as of January 1, 2017. The Umbrella Supply Agreement related to the manufacture and sale of conventional reagent products. The Umbrella Supply Agreement contained terms related to each product we sold to Ortho, including quality, price, exclusivity and territory, including a product attachment relating to the development of a range of rare antisera products. In addition, pursuant to the Umbrella Supply Agreement, we were entitled to receive a milestone payment of $1.5 million upon the updating of the FDA approvals to cover use of the rare antisera products on Ortho’s automation platforms. As described under Item 1.01 of this Current Report on Form 8-K, we continue to be entitled to receive this payment in the aggregate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 21, 2018

QUOTIENT LIMITED

By:	/s/ Christopher Lindop
Name: Christopher Lindop
Title: Chief Financial Officer